EXHIBIT 99.1

Success Entertainment Group International, Inc. Signs Letter of Intent

to Acquire Medical Infrastructure Company, PPE Solutions Group, LLC

Tulsa, OK – (Newsfile Corp. – August 6, 2020) – Success Entertainment Group International, Inc. (OTCQB: SEGN) a/k/a Renavotio, Inc. (“RI”) (the “Company”), has entered into a Letter of Intent (“LOI”) to acquire the medical infrastructure company PPE Solutions Group, LLC (“PPE”), a Wyoming limited liability company based in New Jersey.

The LOI provides for RI to exchange SEGN common stock for 100% of the Equity Interests of PPE for an aggregate purchase price of Two Million U.S. Dollars, ($2,000,000.00), calculated by issuing an equivalent amount of SEGN shares based on the stock’s closing price on the date of the acquisition. The purchase price is subject to an adjustment based on RI’s due diligence review, any third party valuation reports of the Company that the Buyer may obtain, and any adjustment terms set forth in the Definitive Agreement with the intent to operate the Company as a wholly-owned subsidiary.

This acquisition would complete the third ‘leg’ of Renavotio’s operating bases for the three divisions, or operating subsidiaries, for the Company: Utility Management & Construction; Infrastructure; and PPE & Medical Manufacturing. RI has also targeted two additional key growth areas in the infrastructure space.

Kyle Barnette and John Park, the Co-Founders of PPE Solutions Group, LLC, have both been nominated to the Board of Directors of RI. Mr. Barnette, a supplier of various Personal Protection Equipment, has been at the forefront of procuring a vetted and reliable supply chain of NIOSH-approved N95 respirators, FDA cleared, and CE-conforming medical mask, surgical masks, and N95 surgical respirators, as well as CDC-approved NON-NIOSH KN95 respirators.

The second nominee, PPE Co-Founder John Park, earned a Master of Arts in Economics at Sungkyunkwan University and began his professional career at the Hyundai Group’s Research Institution as an Economic Analyst. Upon completion of his MBA at Rutgers University, he worked on Wall Street, executing hedging positions for his clients in the U.S. futures and securities markets. Mr. Parks possesses a number of PPE market relationships from his engineering of PPE production equipment, including direct PPE factory relationships around the globe.

PPE brings over $6,000,000 in historical sales and multiple contracts in the final stages of closing bringing  new long term opportunities to RI.  PPE currently has a 67,000 square foot building under negotiations with plans to install forty (“40”) mask production machines.  PPE estimates production at 84,000,000 masks per month.  PPE anticipates the facility and build out will be completed sometime in the late fall of 2020, with full production in place by year’s end.

“This PPE acquisition would complete the three subsidiaries to form the foundation of our new company.  We plan to focus on both organic expansion and acquisition growth to continue to secure opportunities for RI. Providing solutions to  our current country’s crisis and working with both local and national government leaders to protect our citizens and helping to create jobs and improve the infrastructure of our country, while at the same time generating growth for Renavotio, is our objective,” said Billy Robinson, Renavotio CEO.

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ABOUT SUCCESS ENTERTAINMENT GROUP, INC. A/K/A REVAVOTIO, INC.

Renavotio, Inc. is focused on infrastructure opportunities including Medical, 5G, utility construction, utility management, IoT, water, waste management technology, and related industries. RI initial targets and recent medical protective gear are infrastructure companies with utility construction, consulting/operational agreements with small towns or county CO-OPS that operate their own water and sewer systems, providing long-term savings, utilizing smart-utility monitoring, and dedicated engineering and service personnel. These platforms capture utility data from hand-held GPS devices or in-place sensors, with planned use of drones to identify waste contamination, leak detection, and topographic underground utility installation planning. Its wholly owned subsidiary, Utility Management Corp, a holding company focused on infrastructure, 5G, utility construction, utility management, IoT, water and waste management technology, and related industries. One subsidiary, Utility Management and Construction (UMCCO), is an engineering and smart utility management company that provides a one-stop solution to rural communities to reduce the consumption of electricity, natural gas, and water utilities for commercial, industrial and municipal end users.  UMCCO’s unique approach creates immediate bottom line savings for clients, by providing the engineering, planning, permitting and installation through their second wholly-owned subsidiary, Cross-Bo Construction, which specializes in water, sewer, Telcom, and 5G design and installation, establishing a long-term value proposition while also achieving respective sustainability goals. www.renavotio.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release includes certain "forward-looking statements" under applicable US securities legislation. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are subject to known and unknown risks, uncertainties, and other factors which may cause the actual results and future events to differ materially from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to: general business, economic, competitive, political and social uncertainties; delay or failure to receive board, shareholder or regulatory approvals, where applicable and the state of the capital markets. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

IR Contact:
Success Entertainment Group International Inc., a/k/a Renavotio, Inc.

Email Contact:  brobinson@renavotio.com
Telephone: +1(504) 722-7402

Skyline Corporate Communications Group, LLC
Lisa Gray, Senior Account Manager

One Rockefeller Plaza, 10th Floor
New York, NY 10020
Office: (646) 893-5835
Email: lisa@skylineccg.com

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